Exhibit 4

CREDIT SUISSE SECURITIES (USA) LLC	CREDIT SUISSE
Eleven Madison Avenue	Eleven Madison Avenue
New York, NY 10010	New York, NY 10010

CONFIDENTIAL

November 13, 2006

VNG Acquisition LLC

c/o Caxton-Iseman Capital, Inc.

500 Park Avenue

New York, NY 10022

Attention: Joost F. Thesseling

Project Eagle

$215,000,000 First Lien Senior Secured Credit Facilities

$75,000,000 Second Lien Senior Secured Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Credit Suisse (“CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, “we” or “us”) that you intend to acquire (the “Acquisition”) all the equity interests of Valley National Gases Incorporated, a Pennsylvania corporation (the “Company”), from the shareholders of the Company (collectively, the “Seller”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “First Lien Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Second Lien Term Sheet” and, together with the First Lien Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, (a) the Borrower will obtain the first priority senior secured credit facilities (the “First Lien Facilities”) described in the First Lien Term Sheet, in an aggregate principal amount of up to $215,000,000 and (b) the Borrower will obtain the second priority senior secured term loan facility (the “Second Lien Facility” and, together with the First Lien Facilities, the “Facilities”) described in the Second Lien Term Sheet, in an aggregate principal amount of up to $75,000,000.

1.	Commitments.

In connection with the foregoing, CS is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

2.	Titles and Agency Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Facilities, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You may appoint additional financial institutions (the “Additional Banks”) having the title of syndication agent and documentation agent, and such Additional Banks may share in up to 40% of the economics with respect to the Facilities; provided that any such Additional Banks shall assume a corresponding share of the rights and obligations of CS hereunder in respect of CS’s commitment in accordance with documentation reasonably acceptable to CS. CS’s commitment hereunder shall be reduced by the aggregate amount of commitments so provided by the Additional Banks. In the event that any such Additional Banks shall be appointed, you agree that each of CS Securities and CS will continue to act in the respective capacities described in the first sentence of this Section 2 and, in such capacities, Credit Suisse shall have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

3.	Syndication.

CS Securities reserves the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of CS’s commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”) identified by us in consultation with you, and you agree to provide CS Securities with a period of at least 21 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities (provided that such period shall not include any day from and including December 18, 2006 through and including January 2, 2007). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of Caxton-Iseman Capital, Inc. (the “Sponsor”) and the Company, (b) direct contact between senior management, representatives and advisors of you and the Borrower (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Sponsor and the Company) and the proposed Lenders, (c) assistance by you and the Borrower (and your using commercially reasonable efforts to cause the assistance by the Sponsor and the Company) in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials to be used in connection with the syndication, (d) your providing or causing to be provided a detailed business plan or projections of Holdings and its subsidiaries for the fiscal years ending June 30, 2007 through June 30, 2014 and for the eight fiscal quarters beginning with the fiscal quarter ended September 30,

2006, in form and substance satisfactory to Credit Suisse (it being understood that Credit Suisse is satisfied with the draft annual projections of Holdings and its subsidiaries received by Credit Suisse on or prior to November 13, 2006 and shall be satisfied with quarterly projections in form and substance consistent therewith), (c) prior to the launch of the syndications, using commercially reasonable efforts to obtain a corporate rating for the Borrower from Standard & Poor’s Ratings Service (“S&P”) and a corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) (such corporate and corporate family ratings being referred to herein as “Corporate Ratings”), together with ratings for each of the Facilities from each of S&P and Moody’s and (f) the hosting, with CS Securities, of one or more meetings of prospective Lenders. You agree, at the request of CS Securities, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Holdings, the Borrower, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that each document to be disseminated by CS Securities to any Lender in connection with the Facilities will, at the request of CS Securities, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents (to the extent that you have been provided with an opportunity to review the same and remove or redact any material you reasonably deem Private Lender Information) contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by Credit Suisse for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities.

CS Securities will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders, in each case, subject to the provisions of Section 2 above with respect to the titles and economics to be provided to (and commitments to be provided by) any Additional Banks. To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Company to provide) to CS Securities all information with respect to Holdings, the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as CS Securities may reasonably request.

4.	Information.

You hereby represent and covenant (and it shall be a condition to CS’s commitment hereunder and our agreements to perform the services described herein) that to the best of your knowledge (a) all information other than the Projections (the “Information”) that has been or will be made available to Credit Suisse by you or on behalf of you or the Sponsor or any of your or its representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Credit Suisse by or on behalf of you or the Sponsor or any of your or its representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to Credit Suisse. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for CS’s commitment hereunder and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to CS Securities and CS the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

CS’s commitment hereunder and our agreements to perform the services described herein are subject to (a) there not having occurred any material adverse change, event, circumstance or development since June 30, 2006 (the date of the most recent audited financial statements of the Company delivered to Credit Suisse as of the date hereof) with respect to, or, that would have a material adverse effect on, the business, condition (financial or otherwise), operations, assets or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism; (ii) changes that are the result of factors generally affecting the industries or markets in which the Company operates unless there is a disproportionate impact on the Company; (iii) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with the Purchase Agreement or the pendency or announcement of the transactions contemplated by the Purchase Agreement; (iv) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof; (v) any action taken pursuant to or in accordance with the Purchase Agreement (including Section 6.5 thereof); (vi) any fees or expenses incurred in connection with the transactions contemplated by the Purchase Agreement; and (vii) any then pending shareholder litigation arising from or relating to the Merger (as defined in the Purchase Agreement), (b) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of Holdings, the Borrower, the Company or their respective subsidiaries being announced, offered, placed or arranged, (c) the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to Credit Suisse, its counsel and you, (d) your compliance with the material terms of this Commitment Letter and the terms of the Fee Letter, and (e) the other conditions set forth or referred to in the Term Sheets and the other exhibits hereto.

7.	Indemnification: Expenses.

You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower, the Company or any of their respective affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse Credit Suisse on the Closing Date, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of Credit Suisse’s due diligence investigation, fees of consultants engaged with your approval (which approval shall not be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. In particular. CS Securities is acting as financial advisor to the Seller in connection with the proposed Acquisition. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies, and that we shall not be imputed to have knowledge of confidential information provided to or obtained by CS Securities in its capacity as financial advisor to the Seller.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (c) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company and other companies with which you, the Borrower, the Sponsor or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Credit Suisse or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). CS may assign its commitment hereunder to one or more prospective Lenders; provided that notwithstanding anything contained herein, the commitment of CS hereunder with respect to the Facilities shall not be reduced, released or subject to novation prior to the occurrence of the Closing Date as a result of the acceptance of any commitment from any other prospective Lender (other than the Additional Banks) to provide all or any portion of any of the Facilities, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, CS Securities or CS hereunder (including, without limitation, CS’s commitment) may be performed and any and all rights of CS Securities or CS hereunder may be exercised by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS Securities, CS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that Credit Suisse shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Credit Suisse may, with your consent (which consent shall not be unreasonably withheld or delayed), place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Sponsor, the Borrower and your affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to the Sponsor and your and the Sponsor’s officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure to the extent not prohibited by law); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) to the Company and the Seller and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.

Notwithstanding anything herein to the contrary, the Borrower (and any employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) the Borrower shall not disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or CS’s commitment hereunder and our agreements to perform the services described herein.

14.	PATRIOT Act Notification.

Credit Suisse hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow Credit Suisse or such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 15, 2006. CS’s offer hereunder and our agreements to perform the services described herein will expire automatically and without further action or notice and without further obligation to you at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on CS only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m. New York City time on April 30, 2007, then this Commitment Letter and CS’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you, unless Credit Suisse shall, in its discretion, agree to an extension.

Credit Suisse is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours, CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ James S. Finch
Name: James S. Finch
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Director

By	/s/ Doreen Barr
Name: Doreen Barr
Title: Vice President

Accepted and agreed to as of the date first above written: VNG ACQUISITION LLC

By	/s/ Joost F. Thesseling
Name: Joost F. Thesseling
Title: Principal

CONFIDENTIAL
November 13, 2006	EXHIBIT A

Project Eagle

$215,000,000 First Lien Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Borrower:	One or more entities organized under the laws of one of the states of the United States as co-borrowers on a joint and several basis (collectively, the “Borrower”), all of the outstanding equity interests of which is owned by another entity domiciled in the United States (“Holdings”), in each case, to be formed and controlled by Caxton-Iseman Capital, Inc. (the “Sponsor”) and certain other investors reasonably acceptable to the Arranger (as defined below) (together with the Sponsor, the “Investors”) for the purpose of consummating the Acquisition (as defined below).

Transaction:	Holdings intends to acquire (the “Acquisition”) all the equity interests of Valley National Gases Incorporated, a Pennsylvania corporation (the “Company”), pursuant to a purchase agreement (the “Purchase Agreement”) to be entered into among Holdings, the Borrower, the Company and the shareholders of the Company (collectively, the “Seller”). In connection with the Acquisition, (a) Holdings will acquire the Company from the Seller with the Seller receiving an aggregate amount in cash to be agreed with the Seller and disclosed to the Agent (as defined below) (the “Acquisition Consideration”), (b) the Borrower will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdings, (c) the Investors will contribute an aggregate amount of not less than 24% of the pro forma total consolidated capitalization of Holdings and its subsidiaries after giving effect to the Transactions (as defined below) in cash to Holdings as common equity and/or preferred equity having terms reasonably satisfactory to the Arranger (as defined below), (d) Holdings will contribute the amount so received to the Borrower as cash common equity in exchange for the issuance to Holdings of all the common stock of Borrower (the equity contributions described in clauses (c) and (d) being referred to herein collectively as the “Equity Contribution”), (e) the Borrower will obtain the first priority senior secured credit facilities described below under the caption “First Lien Facilities” (the “First Lien Facilities”), (f) the Borrower will obtain the second priority senior secured credit facility described in Exhibit B under the caption “Second Lien Facility” (the “Second Lien Facility”), and (g) fees and expenses incurred in connection with the (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:		Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole and exclusive administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with Credit Suisse, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:		Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the First Lien Facilities (the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:		A financial institution to be mutually agreed (the “Syndication Agent”).

Documentation Agent:		A financial institution to be mutually agreed (the “Documentation Agent”).

First Lien Facilities:	(A)	A first priority senior secured term loan facility in an aggregate principal amount of up to $165.0 million (the “First Lien Term Facility”).

	(B)	A first priority senior secured revolving credit facility in an aggregate principal amount of up to $50.0 million (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”), of which up to an aggregate amount to be agreed upon will be available in the form of letters of credit.

In connection with the Revolving Facility, CS (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an aggregate amount to be agreed upon. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Incremental Facility:		On or before the final maturity date of the First Lien Term Facility, the Borrower will have the right to increase the amount of the First Lien Term Facility in an aggregate amount not to exceed $40.0 million so long as there is no default or event of default immediately prior to (or after giving effect to) such increase and subject to other terms and conditions to be determined, including that such incremental facility shall mature on or after the maturity date of the First Lien Term Facility and shall have a weighted average life to maturity that is no shorter than the First Lien Term Facility. Such increased amounts will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any such increased portion of the First Lien Term Facility.

The interest rate margins applicable to the incremental facility will not be more than 0.50% higher than the corresponding interest rate margins for the First Lien Term Facility, unless the interest rate margins with respect to the First Lien Term Facility are increased by an amount equal to (x) the difference between the interest rate margins with respect to the incremental facility and the corresponding interest rate margins for the First Lien Term Facility minus (y) 0.50%.

Purpose:	(A)	The proceeds of the First Lien Term Facility will he used by the Borrower, on the date of the initial borrowing under the First Lien Facilities (the “Closing Date”), together with the proceeds of the Second Lien Facility and the Equity Contribution, solely (a) to pay the Acquisition Consideration, (b) to refinance certain existing indebtedness of the Company and its subsidiaries outstanding as of the Closing Date (the “Existing Debt”) and (c) to pay the Transaction Costs.

	(B)	The proceeds of loans under the Revolving Facility will be used by the Borrower solely for general corporate purposes from time to time.

	(C)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Availability:	(A)	The full amount of the First Lien Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

	(B)	Loans for working capital purposes and other loans of up to an amount to be agreed under the Revolving Facility may be made on the Closing Date. Thereafter, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:		As set forth on Annex 1 hereto.

Default Rate:		The applicable interest rate plus 2.0% per annum on overdue amounts.

Letters of Credit:		Letters of credit under the Revolving Facility will be issued by CS or another Lender acceptable to the Borrower and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and Amortization:	(A)

First Lien Term Facility

The First Lien Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal semi-annual installments in an aggregate annual amount equal to 1.00% of the original principal amount of the First Lien Term Facility with the balance payable upon maturity of the First Lien Term Facility.

	(B)	Revolving Facility The Revolving Facility will mature and the commitments thereunder will terminate on the date that is six years after the Closing Date.

Guarantees:	All obligations of the Borrower under the First Lien Facilities and under any interest rate protection or other hedging arrangements entered into with the Agent, the Arranger, a Lender under the First Lien Facilities or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by Holdings and by each existing and subsequently acquired or organized domestic subsidiary of the Borrower (the “Subsidiary Guarantors”).

Security:	The First Lien Facilities, the Guarantees and any Hedging Arrangements will be secured by substantially all the assets of Holdings, the Borrower and each Subsidiary Guarantor whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests of the Borrower, (b) a perfected first-priority pledge of all the equity interests held by Holdings, the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 66% of the equity interests of such foreign subsidiary) and (c) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, certain commercial tort claims to be agreed upon, certain letter of credit rights to be agreed upon, intercompany notes and proceeds of the foregoing), except for certain leaseholds to be agreed upon.

Notwithstanding the foregoing, the Agent may agree to exclude particular assets from the Collateral where it determines that the cost of perfecting a security interest, lien or mortgage is excessive in relation to the benefit afforded to the Lenders thereby.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary and limited exceptions to be agreed upon and other than the second priority security interests in favor of the secured parties under the Second Lien Facility.

The liens securing the Second Lien Facility will be second in priority to the liens securing the First Lien Facilities, the Guarantees and any permitted refinancings thereof. The priority of the security interests in the Collateral and related creditors’ rights will be set forth in intercreditor provisions included in the Collateral documents and reasonably acceptable to the Borrower, the Agent and the Lenders.

Mandatory Prepayments:	Loans under the First Lien Term Facility shall be prepaid, in accordance with the order of application described below, with (a) 50% of Excess Cash Flow (to be defined) beginning with the 2007 fiscal year, with reductions to be agreed upon based upon achievement and maintenance of total leverage ratios (to be defined) to be agreed upon, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon) and (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries (other than indebtedness permitted under the definitive credit documentation).

The above-described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the First Lien Term Facility. Each Lender under the First Lien Term Facility shall have the right to decline any such mandatory prepayment of its loans, in which case the amount of such prepayment that is declined shall be re-offered to the other Lenders under the First Lien Term Facility which shall have accepted such payment on a pro rata basis and, if further declined, such amount shall be applied as set forth below. When there are no longer outstanding loans under the First Lien Term Facility, or (with respect to mandatory prepayments of the Second Lien Facility only) to the extent that any mandatory prepayment is declined by the Lenders under the First Lien Term Facility as set forth above, such prepayments will be applied to prepay outstanding loans under the Second Lien Facility. Each lender under the Second Lien Facility shall have the right to decline any such mandatory prepayment of its loans, in which case the amount of such prepayment that is declined shall be re-offered to the other lenders under the Second Lien Facility which shall have accepted such payment on a pro rata basis and, if further declined, such amount may be retained by the Borrower to be used in accordance with the definitive documents governing the Facilities.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the First Lien Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied as the Borrower may direct.

No voluntary prepayments will be permitted on the Second Lien Facility until the First Lien Term Facility is repaid in full.

Representations and Warranties:	Usual and customary for financings of this kind with affiliates of the Sponsor and the Agent, as administrative agent, including: corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change (after the Closing Date); absence of undisclosed liabilities, litigation and investigations; no violation of agreements or instruments; compliance with laws (including PATRIOT Act, ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Initial Borrowing:	To include the following: delivery of customary legal opinions, corporate documents and officers’ and public officials’ certifications; first-priority perfected security interests in the Collateral (free and clear of all liens, other than the second priority security interests in favor of the secured parties under the Second Lien Facility and other customary and limited exceptions to be agreed upon); receipt of satisfactory lien and judgment searches; execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be correct in all respects); absence of defaults, prepayment events or creation of liens under debt instruments or other agreements; evidence of authority; payment of fees and expenses; and obtaining of customary insurance (together with a customary insurance broker’s letter).

The initial borrowing under the First Lien Facilities will also be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be correct in all respects), and absence of defaults.

Affirmative Covenants:	Usual for facilities and transactions of this type (to be applicable to Holdings, the Borrower and its subsidiaries), including: maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of customary insurance; use of commercially reasonable efforts to maintain a rating of the First Lien Facilities and a Corporate Rating of the Borrower; compliance with laws; inspection of books and properties; hedging arrangements satisfactory to the Agent; further assurances; and payment of taxes.

Negative Covenants:	Usual for facilities and transactions of this type (to be applicable to Holdings, the Borrower and its subsidiaries), including: limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of debt (other than loans under the First Lien Facilities and, to the extent cash proceeds that would otherwise be required to be applied to the First Lien Facilities have been applied to loans under the Second Lien Facility, loans under the Second Lien Facility and other limited exceptions to be agreed); limitations on liens and sale leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the equity interests of the Borrower and activities and liabilities incidental thereto, including its guarantee of the First Lien Facilities or the Second Lien Facility and other customary exceptions to be agreed); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt; and limitations on capital expenditures.

Selected Financial Covenants:	To consist of the following (with financial definitions, levels and measurement periods to be agreed upon): (a) maximum ratios of Total Debt to EBITDA, (b) maximum ratios of First Lien Secured Debt to EBITDA and (c) minimum interest coverage ratios.

Events of Default:	Usual for facilities and transactions of this type relating to Holdings and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon), including: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and Change of Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities (with amendments and waivers affecting solely the First Lien Term Facility Lenders or solely the Revolving Facility Lenders also requiring class votes), except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender and (d) releases of all or substantially all of the value of the
Guarantees or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross up provisions.

Assignments and Participations:	The Lenders will be permitted to assign (a) loans under the First Lien Term Facility with the consent of the Borrower, not to be unreasonably withheld or delayed, and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that any such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (ii) during the primary syndication of the loans and commitments under the First Lien Facilities to persons identified by the Agent in consultation with the Borrower on or prior to the Closing Date or (iii) after the occurrence and during the continuance of a payment or bankruptcy event of default. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the First Lien Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of final maturity or scheduled amortization and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, the Issuing Bank, the Swingline Lender, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower, the Company or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders the Issuing Bank and the Swingline Lender, for enforcement costs and documentary taxes associated with the First Lien Facilities will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Latham & Watkins LLP

ANNEX I

Interest Rates:	The interest rates under the First Lien Facilities will be as follows[1]:

Revolving Facility

At the option of the Borrower, Adjusted LIBOR or ABR, in each case plus spreads depending upon the Corporate Rating of the Borrower, as follows: (a) if the Corporate Rating of the Borrower is at least Bl by Moody’s and at least B+ by S&P, in each case with a stable outlook or better, Adjusted LIBOR plus 2.50% or ABR plus 1.50% or (b) if the ratings in clause (a) above have not been met, Adjusted LIBOR plus 2.75% or ABR plus 1.75%.

First Lien Term Facility

At the option of the Borrower, Adjusted LIBOR or ABR, in each case plus spreads depending upon the Corporate Rating of the Borrower, as follows: (a) if the corporate credit rating of the Borrower is at least Bl by Moody’s and at least B+ by S&P, in each case with a stable outlook or better. Adjusted LIBOR plus 2.50% or ABR plus 1.50% or (b) if the ratings in clause (a) above have not been met, Adjusted LIBOR plus 2.75% or ABR plus 1.75%.

All First Lien Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if made available by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

[1]	Pricing based on Corporate Ratings of the Borrower on the Closing Date.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Changes in Interest Rate Margins and Commitment Fees:	The definitive credit documentation for the First Lien Facilities will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least three full months after the Closing Date, and so long as no default shall have occurred and be continuing, interest rate margins and commitment fees under the Revolving Facility will be subject to change in increments to be agreed upon based upon performance goals to be agreed upon.

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EXHIBIT B

Project Eagle

$75,000,000 Second Lien Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions2

Borrower:	The Borrower under the First Lien Facilities.

Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“Credit Suisse”), will act as sole and exclusive administrative agent and collateral agent (collectively, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with Credit Suisse, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse will act as sole bookrunner and sole lead arranger for the Second Lien Facility (the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	A financial institution to be mutually agreed (the “Syndication Agent”).

Documentation Agent:	A financial institution to be mutually agreed (the “Documentation Agent”).

Second Lien Facility:	A second priority senior secured term loan facility in an aggregate principal amount of up to $75,000,000 (the “Second Lien Facility”).

Purpose:	The proceeds of the Second Lien Facility will be used by the Borrower on the date of the borrowing under the Second Lien Facility (the “Closing Date”), together with the proceeds of the First Lien Term Facility that are funded on the Closing Date and the Equity Contribution, solely (a) to pay the Acquisition Consideration, (b) to refinance the Existing Debt and (c) to pay the Transaction Costs.

Availability:	The full amount of the Second Lien Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex 1 hereto.

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Default Rate:	The applicable interest rate plus 2.0% per annum on overdue amounts.

Final Maturity:	The Second Lien Facility will mature on the date that is seven years and six months after the Closing Date. The Second Lien Facility will not amortize at any time prior to maturity.

Guarantees:	All obligations of the Borrower under the Second Lien Facility will be unconditionally guaranteed (the “Guarantees”) by Holdings and by each existing and subsequently acquired or organized subsidiary of the Borrower that guarantees the obligations of the Borrower under the First Lien Facilities (the “Subsidiary Guarantors”).

Security:	The Second Lien Facility and the Guarantees will be secured on a second priority basis by all of the collateral securing the First Lien Facilities (the “Collateral”).

All such pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary and limited exceptions to be agreed upon and other than the first priority security interests in favor of the secured parties under the First Lien Facilities and any Hedging Arrangements.

The liens securing the Second Lien Facility will be second in priority to the liens securing the First Lien Facilities, the related guarantees and any permitted refinancings thereof. The priority of the security interests in the Collateral and related creditors’ rights will be set forth in intercreditor provisions included in the Collateral documents and reasonably acceptable to the Borrower, the Agent and the Lenders.

Mandatory Prepayments:	Loans under the Second Lien Facility shall be prepaid, in accordance with the order of application described below, with (a) 50% of Excess Cash Flow (to be defined) beginning with the 2007 fiscal year, with reductions to be agreed upon based upon achievement and maintenance of total leverage ratios (to be defined) to be agreed upon, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds) (subject to exceptions and

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reinvestment provisions to be agreed upon) and (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries (other than indebtedness permitted under the definitive credit documentation).

The above-described mandatory prepayments shall be initially offered to the lenders under the First Lien Term Facility. Each lender under the First Lien Term Facility shall have the right to decline any such mandatory prepayment of its loans, in which case the amount of such prepayment that is declined shall be re-offered to the other lenders under the First Lien Term Facility which shall have accepted such payment on a pro rata basis and, if further declined, such amount shall be applied as set forth below. When there are no longer outstanding loans under the First Lien Term Facility, or (with respect to mandatory prepayments of the Second Lien Facility only) to the extent that any mandatory prepayment is declined by the lenders under the First Lien Facility as set forth above, such prepayments will be applied to prepay outstanding loans under the Second Lien Facility. Each Lender under the Second Lien Facility shall have the right to decline any such mandatory prepayment of its loans, in which case the amount of such prepayment that is declined shall be re-offered to the other Lenders under the Second Lien Facility which shall have accepted such payment on a pro rata basis and, if further declined, such amount may be retained by the Borrower to be used in accordance with the definitive documents governing the Facilities.

Voluntary Prepayments:	Subject to the immediately succeeding paragraph, voluntary prepayments of borrowings under the Second Lien Facility will be permitted at any time, in minimum principal amounts to be agreed upon, subject to the payment of any applicable Prepayment Premium (as set forth under the heading “Prepayment Premium” on Annex I attached hereto) and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

No voluntary prepayment will be permitted on the Second Lien Facility until the First Lien Term Facility is repaid in full.

Representations and Warranties:	Usual and customary for financings of this kind with affiliates of the Sponsor and the Agent, as administrative agent, including: corporate status; legal, valid and binding

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documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change (after the Closing Date); absence of undisclosed liabilities, litigation and investigations; no violation of agreements or instruments; compliance with laws (including PATRIOT Act, ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent:	To include the following: delivery of notice; delivery of customary legal opinions, corporate documents and officers’ and public officials’ certifications; second-priority perfected security interests in the Collateral (free and clear of all liens, other than the first priority security interests in favor of the secured parties under the First Lien Facilities and other customary and limited exceptions to be agreed upon); receipt of satisfactory lien and judgment searches; execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be correct in all respects); absence of defaults, prepayment events or creation of liens under debt instruments or other agreements; absence of defaults; evidence of authority; payment of fees and expenses; and obtaining of customary insurance (together with a customary insurance broker’s letter).

The borrowing under the Second Lien Facility will also be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	Usual for facilities and transactions of this type (to be applicable to Holdings, the Borrower and its subsidiaries), including: maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of customary insurance; use of commercially reasonable efforts to maintain a rating of the Second Lien Facility and a Corporate Rating of the Borrower; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

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Negative Covenants:	Usual for facilities and transactions of this type (to be applicable to Holdings, the Borrower and its subsidiaries) which, with respect to certain covenants, will be set at higher levels than the corresponding levels on the First Lien Facilities, including: limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of debt (other than loans under the First Lien Facilities or the Second Lien Facility and other limited exceptions to be agreed); limitations on liens and sale leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the equity interests of the Borrower and activities and liabilities incidental thereto, including its guarantee of the First Lien Facilities or the Second Lien Facility and other customary exceptions to be agreed); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt; and limitations on capital expenditures.

Selected Financial Covenants:	To consist of the following (which will be set at higher levels than the corresponding levels on the First Lien Facilities) (with financial definitions and levels to be agreed upon): maximum ratios of Total Debt to EBITDA.

Events of Default:	Usual for facilities and transactions of this type relating to Holdings and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon) which, with respect to certain Events of Default, will be set at less restrictive levels than the corresponding levels on the First Lien Facilities, including: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of guarantees or security documents. The Second Lien Facility will cross-default to a non-payment default under the First Lien Facilities if and only if such non-payment default thereunder is not cured or waived within 45 days.

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Change of Control:	Each Lender under the Second Lien Facility will be entitled to require the Borrower, and the Borrower must offer, to prepay the loans under Second Lien Facility held by such Lender at a prepayment price equal to 101% of the principal amount thereof plus accrued interest, upon the occurrence of a Change of Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans under the Second Lien Facility, except that the consent of each Lender shall be required with respect to, among other things, (a) reductions of principal, interest or fees on loans of such Lender, (b) extensions of final maturity and (c) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross up provisions.

Assignments and Participations:	The Lenders will be permitted to assign loans under the Second Lien Facility with the consent of the Borrower and the Agent, in each case not to be unreasonably withheld or delayed; provided that any such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (ii) during the primary syndication of the loans and commitments under the Second Lien Facility to persons identified by the Agent in consultation with the Borrower on or prior to the Closing Date or (iii) after the occurrence and during the continuance of a payment or bankruptcy event of default. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of final maturity and (c) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless

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from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower, the Company or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Second Lien Facility will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Latham & Watkins LLP.

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ANNEX I

Interest Rates:	The interest rates under the Second Lien Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 6.50% or ABR plus 5.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if made available by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

Prepayment Premium:	In the event all or any portion of the Second Lien Facility is voluntarily prepaid, mandatorily prepaid as a result of a refinancing or a repricing or mandatorily assigned by a non-consenting lender in connection with a matter requiring the consent of all lenders, prior to the second anniversary of the Closing Date, such prepayments shall be made at the following percentages of the principal amount so prepaid:

Year 1 102%

Year 2 101%

Thereafter 100%

EXHIBIT C

Project Eagle

$215,000,000 First Lien Senior Secured Credit Facilities

$75,000,000 Second Lien Senior Secured Term Loan Facility

Summary of Additional Conditions Precedent

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition and the other Transactions shall be consummated simultaneously with the closing under the Facilities in all material respects (x) in accordance with all material requirements of law and (y) on the terms described in the Term Sheets and in the Purchase Agreement; the Purchase Agreement and all other related documentation shall be satisfactory to the Agent (without any amendment, waiver, supplement or any other modification thereof that is adverse to the Lenders in any material respect without the consent of the Agent); and the Equity Contribution shall have been made. The Agent hereby acknowledges that the Purchase Agreement dated as of November 13, 2006 is satisfactory to it.

2. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other limited indebtedness to be agreed upon.

3. The Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the fiscal years ended June 30, 2004, June 30, 2005 and June 30, 2006 fiscal and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended 45 days before the Closing Date, which financial statements shall not be materially inconsistent in form with the financial statements or forecasts previously provided to the Agent.

4. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 5 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent in form with the financial statements or forecasts previously provided to the Agent.

ANNEX I

5. The Agent shall be satisfied that the ratio of Total Debt (to be defined) of the Borrower and its consolidated subsidiaries on the Closing Date to the Borrower’s consolidated pro forma EB1TDA for the four-fiscal quarter period most recently ended prior to the Closing Date for which financial statements have been delivered pursuant to paragraph 5 above (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and with such further adjustments in form and substance satisfactory to the Agent, in each case, to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period) (such consolidated pro forma EB1TDA, “Pro Forma EBITDA”) shall be no more than 5.75 to 1.0.

6. The Agent shall have received a certificate from the chief financial officer of Holdings certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

7. The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.